Free Writing Prospectus dated December 3, 2007

Filed Pursuant to Rule 433

Registration Statement No. 333-128718

For more information:

Media: Jennifer DiClerico, 212/933-2396

Broker-Dealers: Patrick Kelly, 561/361-1100

Genworth Life & Annuity Insurance Company, a Subsidiary of Genworth Financial, Inc.,

Initiates New Medium Term Note Program To Reach Individual Investors

Genworth Life & Annuity Becomes the Thirteenth Issuer in

LaSalle Direct Access Notes® (DANs®) Program

Boca Raton, Florida, December 3, 2007 – LaSalle Broker Dealer Services Division (LaSalle) today announced its selection as the purchasing agent for new, senior unsecured debt notes called Genworth DirectNotessm.

Genworth DirectNotessm are collateralized by funding agreements issued by Genworth Life and Annuity Insurance Company and will be available in minimum denominations of $1,000 with a variety of structures and maturities. The program is rated Aa3 by Moody’s and AA- by Standard & Poor’s. Genworth DirectNotessm will be available through the LaSalle DANs® selling group members.

The DANs program began in 1996 and has become the leader in the industry, distributing almost $90 billion to individual investors. Other DANs issuers include GMAC Financial Services’ SmartNotessm; Caterpillar Financial Services Corporation’s PowerNotes®; United Parcel Services’ UPS Notes®; Freddie Mac’s FreddieNotes® and DARTssm; Tennessee Valley Authority’s TVA electronotes®; International Business Machine’s IBM Notes, John Hancock Financial’s SignatureNotes®, SLM Corporation’s EdNotes®, American General Finance Corporation’s IncomeNotes, International Lease Finance Corporation’s ILFC Notes and Barclays PLC’s SMORESsm.

For more information, write to LaSalle Broker Dealer Services Division at 327 Plaza Real, Suite 225, Boca Raton, Florida 33432. Information can also be obtained by visiting LaSalle’s website, DirectNotes.com.

About LaSalle Broker Dealer Services Division: Based in Boca Raton, Fla., LaSalle Broker Dealer Services Division is a leading educator and distributor of taxable fixed-income products and services to the broker-dealer community since 1979.

LaSalle Broker Dealer Services Division is comprised of divisions from LaSalle Bank n.a. (member FDIC) and its wholly owned nonbank subsidiary, LaSalle Financial Services, Inc. (member FINRA/SIPC). LaSalle Bank n.a. is the largest bank headquartered in Chicago with $75 billion in assets and $44.4 billion in deposits. Parent company LaSalle Bank Corporation, also headquartered in Chicago, has more than $118.3 billion in assets.

As of October 1, 2007, LaSalle Bank became part of the Bank of America family of companies, and no longer is affiliated with ABN AMRO Bank N.V.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 57 million consumer and small business relationships with more than 5,700 retail banking offices, more than 17,000 ATMs and award-winning online banking with more than 23 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

This announcement is neither an offer to sell nor a solicitation of an offer to buy securities. This offer is made by prospectus only.

Genworth Life and Annuity Insurance Company has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Genworth Life & Annuity has filed with the SEC for more complete information about Genworth Life & Annuity and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Genworth Life & Annuity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 658.3267. You can also access the prospectus at www.directnotes.com.

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